Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PLx Pharma Inc. on Form S-3 of our report dated March 8, 2019, with respect to our audit of the consolidated financial statements of PLx Pharma Inc. as of December 31, 2018 and for the year then ended appearing in the Annual Report on Form 10-K of PLx Pharma Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 27, 2019